Exhibit 5
December 16, 2005
Vector Group Ltd.
100 S.E. Second Street, 32nd Floor
Miami, Florida 33131

Re:	Offering of Shares Pursuant to Registration Statement on Form S-8
Gentlemen:
     I have acted as counsel to Vector Group Ltd., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration by the Company of (i) 75,600 shares (the “Plan Shares”) of its Common Stock, $.10 par value per share, issuable from time to time upon the exercise of stock options granted pursuant to the New Valley Corporation Non-Employee Directors Stock Option Program (the “Plan”) and (ii) 35,279 shares (the “Option Agreement Shares”) of the Company’s Common Stock issuable from time to time upon the exercise of options granted under the Option Agreement, dated November 18, 1996, between New Valley Corporation and Howard M. Lorber (the “Option Agreement”). In connection with the merger of New Valley Corporation with a subsidiary of the Company on December 13, 2005, the stock options issuable under the Plan and the Option Agreement were converted, in accordance with the terms of such options, into options to purchase shares of the Company’s Common Stock.
     In so acting, I have examined originals, or copies certified or otherwise identified to my satisfaction, of (a) the Amended and Restated Certificate of Incorporation and By-Laws of the Company as currently in effect, (b) the Registration Statement, (c) the Plan and the Option Agreement pursuant to which the options were granted, which documents are included as exhibits to the Registration Statement, (d) certain resolutions adopted by the Board of Directors of the Company, and (e) such other documents, records, certificates and other instruments of the Company as in my judgment are necessary or appropriate for purposes of this opinion. I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.

Vector Group Ltd.
December 16, 2005

     Based on the foregoing, I am of the following opinion:
     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
     2. The Option Shares and the Plan Shares have been duly authorized by the Company and, when issued pursuant to the Plan and the Option Agreement, as the case may be, will be duly and validly issued and will be fully paid and non-assessable.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ RICHARD J. LAMPEN
Richard J. Lampen
Executive Vice President and Special Counsel

RJL/smg
Enclosure